Exhibit 99.1

News Release
Media Contact:
Doug Holt
(312) 557-1574
Doug.Holt@ntrs.com
http://www.northerntrust.com

Northern Trust COO Jana Schreuder to Retire

CHICAGO, July 11, 2018 - Northern Trust Corporation announced today that Jana R. Schreuder, Executive Vice President and Chief Operating Officer, will be retiring from her current role, effective August 31, 2018, after 38 years of service to Northern Trust.

“On behalf of our Board, I would like to thank Jana for her exceptional leadership at Northern Trust,” Northern Trust Chief Executive Officer Michael O’Grady said. “Jana has excelled as a leader of the Corporation and consistently demonstrated a willingness and drive to take on complex challenges that created value for our clients, partners, communities and shareholders. We wish her well in her future endeavors.”

Jana joined Northern Trust in 1980 and during her tenure held multiple roles as a member of the Management Group, including serving as Chief Operating Officer, President of Wealth Management, President of Operations & Technology, and Chief Risk Officer.

In addition to her service to Northern Trust, Jana is actively involved in the community, serving as a director of the Lyric Opera Chicago, co-chair of the Chicago Chapter of Women Corporate Directors, and as a member of The Chicago Network, and the Committee of 200.

About Northern Trust
Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of wealth management, asset servicing, asset management and banking to corporations, institutions, affluent families and individuals. Founded in Chicago in 1889, Northern Trust has offices in the United States in 19 states and Washington, D.C., and 23 international locations in Canada, Europe, the Middle East and the Asia-Pacific region. As of March 31, 2018, Northern Trust had assets under custody/administration of US$10.8 trillion, and assets under management of US$1.2 trillion. For more than 125 years, Northern Trust has earned distinction as an industry leader for exceptional service, financial expertise, integrity and innovation. Visit northerntrust.com or follow us on Twitter @NorthernTrust.

Northern Trust Corporation, Head Office: 50 South La Salle Street, Chicago, Illinois 60603 U.S.A., incorporated with limited liability in the U.S. Global legal and regulatory information can be found at https://www.northerntrust.com/disclosures.

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